UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2008

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907822
(IRS Employer Identification No.)

3702 South Virginia Street, #G12-401, Reno, Nevada 89502-6030
(Address of principal executive offices and Zip Code)

(775) 338-2598
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.02(c): Mr. Ron Kalfus has been appointed to the position of Chief Financial Officer of the Registrant. Mr. Kalfus will continue to serve as the Registrant’s Controller and Secretary in addition to his duties as Chief Financial Officer.

Mr. Kalfus, who is 34 years old, is a Certified Public Accountant and holds an MSc (Highest Honors) in Accounting from Fairleigh Dickinson University and a BBA (Summa Cum Laude) in Finance from the University of Georgia.

On August 10, 2008 Mr. Kalfus joined the Registrant in the positions of Controller and Secretary. Prior to joining the Registrant, Mr. Kalfus held various positions with Toys "R" Us, Inc. from 2003 to 2007. While in these positions, Mr. Kalfus oversaw the company’s financial reporting to the Securities and Exchange Commission, and was responsible for the Toys "R" Us division’s annual budget.

Prior to joining Toys "R" Us, Inc., Mr. Kalfus worked as an auditor for two large public accounting firms from 2000 to 2003, specializing in audits of medium-sized enterprises as well as public companies.

Mr. Kalfus entered into an employment agreement with the Registrant on November 7, 2008. The employment agreement sets forth standard terms of employment that are generally applicable to all of Registrant's staff, covering matters such as salary, vacation, and social benefits, as well as customary confidentiality and proprietary information provisions. Pursuant to his employment agreement, the Registrant will pay Mr. Kalfus an annual salary of $96,000. In addition, the Registrant will grant Mr. Kalfus 180,000 stock options entitling Mr. Kalfus to purchase 180,000 shares of the Registrant’s common stock at the fair market value of the stock on the date of grant. The stock options will vest over a three year period, with one third of the option vesting on August 10, 2009, one-third vesting on August 10, 2010, and the final third vesting on August 10, 2011.

Item 5.02(b): Mr. Martin Bajic has resigned from his position as the Registrant’s Chief Financial Officer and Treasurer for personal reasons.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC. (Registrant)

By:	/s/ Amnon Gonenne
Amnon Gonenne
President and Chief Executive Officer

Date: November 10, 2008